Exhibit 10.14

CONSULTING AND SEPARATION AGREEMENT

This CONSULTING AND SEPARATION AGREEMENT (the “Agreement”) is entered into on November 23, 2009, by and between EnerSys, a Delaware corporation (the “Company”), and Michael T. Philion (the “Executive”).

WHEREAS, the Executive has served as Executive Vice President and Chief Financial Officer of the Company pursuant to an employment agreement dated November 9, 2000 (the “Employment Agreement”);

WHEREAS, the Executive has elected to retire from employment with the Company and resign from his positions as Executive Vice President and Chief Financial Officer of the Company and as an officer and director of each of the Company’s subsidiaries, joint ventures and other affiliates;

WHEREAS, the Company desires to maintain a relationship with the Executive for a period of time following his retirement to ensure a smooth transition on matters in which the Executive has special knowledge and experience given his long service to the Company; and

WHEREAS, the parties now desire to enter into this Agreement to set forth the terms and conditions relating to the termination by the Executive of his employment and the terms and conditions under which the Executive will provide transitional consulting services to the Company.

NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1.	Separation from Employment

The Executive’s employment with the Company shall cease effective on the date hereof (the “Termination Date”). Effective as of the Termination Date, the Executive shall resign from his positions as Executive Vice President and Chief Financial Officer of the Company and shall not hold any position, office or title with the Company or any subsidiary, joint venture or other affiliate of the Company after such date and shall execute a written resignation letter acceptable to the Company.

2.	Consideration and Other Compensatory Matters

(a) Payments and Benefits. In consideration of the Executive’s agreement to (i) provide the consulting services described in Section 3(a), (ii) be bound by the covenants set forth in Section 5, and (iii) be subject to the provisions of the release agreement dated as of the date hereof (the “Release”), including the release of claims set forth therein, the Executive shall receive the following payments and benefits, to which he is not otherwise entitled:

(i) For consulting services rendered pursuant to Section 3(a), the Executive shall receive 6 monthly installment payments of $16,666.67, commencing on the date which is 30 days following the Termination Date, plus any usual, ordinary and customary out of pocket expenses the Executive incurs in performing services at the request of the Company.

(ii) For being obligated under the restrictive covenants set forth in Section 5 and executing (and not revoking) the Release, the Executive shall receive 18 monthly installment payments of $16,666.67, commencing on the date which is seven months following the Termination Date.

(iii) The Executive shall be eligible to receive a payment from the Company’s annual incentive plan for the fiscal year ending on March 31, 2010, equal to the payment he would have received had he remained in the employment of the Company through the end of such fiscal year, multiplied by a fraction, the numerator of which is the number of days elapsed from April 1, 2009 to the Termination Date, and the denominator of which is 365. Such amount, if any, shall be paid at the time such award would otherwise have been paid to other participants had the Executive’s employment not terminated, but in no event later than June 15, 2010.

(iv) Provided the Executive timely elects to continue medical coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and, if applicable, his dependents following the termination of his employment, the Company shall reimburse the Executive for the full COBRA premium for such medical coverage until the earliest of (i) the close of the 18th calendar month following the termination of the Executive’s employment, or (ii) the date the Executive becomes eligible to participate in a comparable plan of a subsequent employer. If the COBRA continuation coverage continues beyond the time period set forth above, the Executive shall be responsible for the full COBRA premium for any additional months of coverage.

(v) All stock options granted to the Executive pursuant to the Company’s equity incentive plan(s) which are vested and outstanding as of the Termination Date (options to purchase 239,506 shares as of the date hereof) shall remain exercisable until a date which is the earlier of the expiration of the term of such stock options or the 180th day following the Termination Date; provided, however, that the Executive agrees not to exercise such stock options until at least the 120th day following the Termination Date, unless the Company permits otherwise in writing. Subject to the foregoing restrictions, the Executive shall be permitted to exercise the options pursuant to the methods permitted under the applicable equity plan.

(b) Coverage under Directors and Officers Liability Policy. The termination of the Executive’s employment with the Company shall not affect the Executive’s coverage under the Company’s directors and officers liability policy for acts or omissions by the Executive which occurred in the course of the Executive’s performance of his duties and responsibilities on behalf of the Company, to the extent permitted and covered by such policy. The Executive will not have coverage under such policy for services, acts, or omissions to act by the Executive subsequent to the Termination Date.

(c) Termination of Employment Agreement. The Executive agrees that the execution of this Agreement shall constitute satisfaction in full of the Company’s obligations to the Executive under the Employment Agreement and the Employment Agreement shall become null and void as of the Termination Date.

(d) Forfeiture of Unvested Equity Awards. In light of the Executive’s resignation and retirement from the Company, the Executive shall forfeit all equity rights (including restricted stock awards, options and units) granted to him pursuant to the Company’s equity incentive plan(s) which are not vested as of the Termination Date.

(e) No Additional Benefits or Perquisites. The Executive acknowledges and agrees that except as provided herein, the Executive’s participation under any benefit plan, program, policy or arrangement sponsored or maintained by the Company and any perquisites (including, but not limited to, any country club membership) shall cease and be terminated as of the Termination Date, and the Executive’s entitlement to previously accrued benefits under any plan, program, policy or arrangement shall be governed by the terms thereof as if the Executive voluntarily resigned without good reason and absent a “retirement” (as such term may be defined in any of the Company’s benefit plans, programs, policies or arrangements). The Executive further acknowledges and agrees that no payment made by the Company pursuant hereto is subject to any employer matching obligation or any other employer contribution under any benefit or deferred compensation plan, whether or not any such payment is characterized as wages or compensation.

3.	Consulting Arrangement

(a) Consulting Services. During the 6-month period following the Termination Date (the “Consulting Period”), the Executive shall consult with the Company and the Company Board of Directors for up to 30 hours per month at such times as mutually agreeable to the Company and the Executive. Specifically, the Executive agrees to use his best efforts to provide the Company with transition services on matters pertaining to such prior areas of the Executive’s responsibility or expertise during the Executive’s employment, including, but not limited to pending mergers and acquisitions, general capital markets and investor relations, audits, etc.

(b) Status as an Independent Contractor. The Company and the Executive acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which the Executive provides services hereunder, and that in performing services pursuant to this Agreement the Executive shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any entity for which the Company provides services. The Executive acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the amounts payable hereunder as a consultant and under other provisions of this Agreement.

(c) Conditions Applicable to the Consulting Period. If, during the Consulting Period, the Executive willfully breaches any of his obligations under Section 3(a), in any material respect, the Company may, upon written notice to the Executive, cease to make any further payments or provide any further benefits described in Section 2(a) (notwithstanding the fact that only a portion of such payments and benefits are allocated to services rendered during the Consulting Period). In addition, upon such breach, the Company may seek restitution and/or offset of the payments and benefits provided under Section 2(a) and the Executive shall be obligated to disgorge such payments and benefits.

4.	Release of Claims

Notwithstanding anything contained in this Agreement to the contrary, all payments and benefits provided under this Agreement are subject to the Executive’s execution and nonrevocation of, and compliance with the covenants contained in, the Release.

5.	Covenants of Executive

In consideration of the payments and benefits under this Agreement, the Executive agrees as follows:

(a) Non-Disclosure. The Executive will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity or other organization (other than the Company, or its employees, officers, directors, shareholders or agents) or use for his own benefit any information deemed to be confidential by the Company or any of its subsidiaries or affiliates (such subsidiaries and affiliates, collectively “Affiliates”) (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing, operating or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Termination Date developed, devised, or otherwise created in whole or in part by the efforts of the Executive) to the Executive by reason of his employment by, shareholdings in or other association with the Company or any of its Affiliates. The Executive further agrees that he will retain all copies and extracts of any written Confidential Information acquired or developed by him during any such employment, shareholding or association in trust for the sole benefit of the Company, its Affiliates and their successors and assigns. The Executive further agrees that he will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, he will promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 5(a). The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Executive. The Executive’s agreements set forth in this Section 5(a) regarding Confidential Information are independent of, and in addition to, his agreements set forth in the rest of the Section 5 and shall not be construed either to enlarge or to contract the scope of such other agreements.

The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company and its Affiliates. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company and its Affiliates.

(b) Non-Competition. Until the second anniversary following the Termination Date (the “Restricted Period”), the Executive will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, become involved in a Competing Business (as hereinafter defined) in any geographic area in which the Company or any of its Affiliates has engaged during such period in a Competing Business, or in which the Executive has knowledge of the Company’s plans to engage in a Competing Business (including, without limitation, any area in which any customer of the Company or any of its Affiliates may be located). This Section 5(b) shall not be violated, however, by the Executive’s investment of up to $100,000 in any individual publicly-traded company that engages in a Competing Business.

A “Competing Business” means a business or enterprise (other than the Company and its direct or indirect subsidiaries) that is engaged in any or all of the manufacture, importing, development, distribution, marketing or sale of: (i) motive power batteries and chargers (including without limitation batteries and chargers for industrial forklift trucks and other materials handling equipment); (ii) stationary batteries and chargers (including without limitation standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems); and/or (iii) any other product the Company now makes or is presently researching or developing, such as lithium batteries. “Competing Business” also includes the design, engineering, installation or service of stationary and DC power systems, and any consulting and/or turnkey services relating thereto.

(c) No Solicitation. During the Restricted Period, the Executive will not in any way, directly or indirectly, for the purpose of conducting or engaging in any Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 24-month period, a customer of the Company or any of its Affiliates, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage or affairs of the Company or any of its Affiliates, or hire or attempt to hire any person who is, or was during the then most recent 24-month period, an employee, officer, representative or agent of the Company or any of its Affiliates, or solicit, induce, or attempt to solicit or induce any person who is an employee, officer, representative or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or violate the terms of their contracts, or any employment arrangements, with it.

(d) Non-Disparagement. The Executive agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of the Company or any of its subsidiaries, or any of its or their employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them. Subject to Section 5(e) and the Release, nothing in this Section 5(d) shall preclude the Executive from fulfilling any duty or obligation that he may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation; or from taking any reasonable actions to enforce such the Executive’s rights under this Agreement in accordance with the dispute provisions specified in Section 9 hereof.

(e) Cooperation.

(i) The Executive will cooperate with the Company, at mutually convenient times and places, in connection with any audit, review, or investigation (internal and external) and any administrative, regulatory, or litigation proceedings or such like matters that may arise in the future, as to matters regarding which the Executive may have personal knowledge because of his employment with the Company; provided that in no event will the Executive be required to provide any such cooperation if such cooperation is materially adverse to the Executive’s legal interests. Such cooperation will include providing information to the Company and its attorneys with respect to any matter arising during or related to his employment, making himself available to meet with Company personnel and the Company’s attorneys, being interviewed by representatives of the Company, and participating in such proceedings by deposition and testimony at trial. To the extent possible, the Company will limit the Executive’s cooperation to regular business hours. In any event, (i) in any matter subject to this Section, the Executive will not be required to act against the reasonable best interests of any new employer or new business venture in which the Executive is an employee, partner or active participant and (ii) any request for the Executive’s cooperation will take into account the Executive’s other personal and business commitments.

(ii) The Executive further agrees that should he be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to the Company in connection with any claims or legal proceedings, he will promptly notify the Company of that fact in writing so that the Company may contest the right of the requesting individual or person to such disclosure before making such disclosure. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

6.	Enforcement of Restrictions

(a) Reasonableness. The Executive hereby acknowledges that: (i) the restrictions provided in this Agreement (including, without limitation, those contained in Section 5 hereof) and the Release are reasonable in time and scope in light of the necessity of the protection of the business of the Company; (ii) his ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) if a court concludes that any restrictions in this Agreement are overbroad or unenforceable for any reason, the court shall modify the relevant provision to the least extent necessary and then enforce as modified.

(b) Cessation of Payments and Benefits; Restitution. If, during the Restricted Period, the Executive breaches, in any material respect, any of his obligations under Section 5 or the Release, the Company shall have the right, upon written notice to the Executive, to cease to make any further payments or to provide any further benefits described in Section 2(a). In addition, upon such breach, the Company shall have the right of restitution and/or offset of the payments and benefits provided under Section 2(a) and the Executive shall have the obligation to disgorge such payments and benefits.

(c) Injunctive and Other Relief. The Executive recognizes and agrees that should he fail to comply with the restrictions set forth herein, which restrictions are vital to the protection of the Company’s business, the Company will suffer irreparable injury and harm for which there is no adequate remedy at law. Therefore, the Executive agrees that in the event of the breach or threatened breach by him of any of the terms and conditions of Section 5 hereof or the Release, in addition to the remedies available under Section 6(b), the Company shall be entitled to preliminary and permanent injunctive relief against him, or both, with nominal bond or other security, and any other relief as may be awarded by a court having jurisdiction over the dispute. Such injunctive relief in any court shall be available to the Company and its Affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding. Further, the Executive agrees that the Restricted Period shall be extended by a period of time equal to any period during which the Executive shall be in breach of any of the covenants set forth in Section 5 or the Release. The rights and remedies enumerated in this Section 6 shall be independent of each other, and shall be severally enforced, and such rights and remedies shall be in addition to, and not in lieu of, any other rights or remedies available to the Company in law or in equity.

7.	Return of Property

The Executive shall within five days following the Termination Date, diligently locate all of the Company’s property within his possession and return to the Company all of the Company’s property and information within his possession. Such property includes, but is not limited to, automobiles, credit cards, computers, copy machines, facsimile machines, lap top computers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and methodologies particular to the Company and any and all copies thereof. Moreover, the Executive is strictly prohibited from destroying, obliterating or altering any of the Company’s property covered by this Section 7, and the Executive is strictly prohibited from making copies, or directing copies to himself through e-mail or other transmission, of any of the Company’s property covered by this Section 7. After the Termination Date, the Executive agrees to promptly respond to any reasonable request by the Company to return the Company property in his possession and/or control, and the Executive further agrees that should he later discover any the Company property in his possession and/or control, he will promptly return it to the Company without a specific request by the Company to do so.

8.	Payment and Cure

If the Company defaults in timely payment on the due date of any payment or amount due under this Agreement, the Executive shall give written notice of such default to the person specified in or pursuant to this Agreement to receive notice on behalf of the Company. The Company shall have thirty (30) days after the receipt of such a notice of default to cure any payment default.

9.	Arbitration

(a) General. Except as provided below, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the Commonwealth of Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear its own costs, including legal fees and out-of-pocket expenses, incurred in connection with any arbitration.

(b) Claims Not Subject to Arbitration; Submission to Jurisdiction; Service of Process. The foregoing Section 9(a) shall not apply to an effort by the Company to enforce, or to recover damages for a breach of, any provision of Sections 5 or 6 hereof or the Release. Any action or proceeding relating to any of those provisions may be brought in the Court of Common Pleas of Berks County, Pennsylvania or the United States District Court of Pennsylvania. The Executive irrevocably (i) consents to the personal jurisdiction of each of those courts in any action or proceeding relating to any provision of Sections 5 or 6 hereof or the Release, (ii) agrees not to object to, or seek to change, the venue of any such action or proceeding brought in any of those courts, whether because of inconvenience of the forum or otherwise (but nothing in this Section will prevent a party from removing an action or proceeding from a state court to a Federal court sitting in that county), and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action of proceeding is brought.

10.	Assignment

This Agreement shall not be assignable by any party hereto, except by the Company to any successor in interest to the respective businesses of the Company.

11.	Entire Agreement

The terms contained in this Agreement and the Release are the only terms agreed upon by the Executive and the Company. It is the express intent of the parties that this Agreement fully integrates and expressly replaces any other terms, conditions, conversations, discussions, or any other issues which were discussed regarding the Executive’s employment with the Company, or for any and all reasons based on conduct which has occurred through the date of executing this Agreement. Any other conversations, promises, or conditions which do not appear in this Agreement or the Release are waived or rejected by agreement of the Executive and the Company.

12.	Successors, Binding Agreement

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure by the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall bind the Company, its successors and assigns. If the Executive should die while any amount is payable to him under this Agreement if he had continued to live (including payments pursuant to Sections 2(a)(i) and 2(a)(ii)), all such amounts shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee, or, if there is no such designee, to his estate.

13.	Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

14.	Notices

All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in the Company’s records. Notices sent to the Company should be directed to the attention of both its Chief Administrative Officer and General Counsel.

15.	Counterpart Agreements

This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

16.	Governing Law

This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

17.	No Waiver

The Company’s waiver or failure to enforce any term of this Agreement on one instance shall not constitute a waiver of its rights under this Agreement with respect to any other violations.

18.	Legal Fees

In addition to, and not in lieu of, any coverage available under the Company’s directors and officers liability policy, the Company shall have the right to select the Executive’s defense counsel in the defense of any legal action or proceeding filed by a third party at any time during the two-year period following the Termination Date against the Executive which arises out of his role as an officer or employee of the Company and its subsidiaries and affiliates and matters relating thereto (provided that such counsel shall be nationally recognized in the field relating to the subject matter of such legal action or proceeding and shall not have any material relationship with the Company). If the Company elects to make such selection, it shall be obligated to pay the reasonable fees expenses of such counsel. The foregoing sentence shall not apply to legal fees and expenses incurred by Executive in attempting to obtain or enforce rights or benefits provided by this Agreement or in negotiating this Agreement.

19.	Application of Code Section 409A

The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and applicable guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

The parties have duly executed this Agreement as of the date first written above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ENERSYS

/s/ Richard W. Zuidema

By:	Richard W. Zuidema

Title:	Executive Vice President—Administration & Secretary

EXECUTIVE

/s/ Michael T. Philion

By:	Michael T. Philion

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